Exhibit 99.1

Harrington West Financial Group, Inc. Announces a Common Equity Private Placement of 550,000 Common Shares

SOLVANG, Calif.--(BUSINESS WIRE)--Harrington West Financial Group, Inc. (NASDAQ:HWFG), the holding company for Los Padres Bank and its division, Harrington Bank, today announced that it has executed stock purchase agreements for $4.3 million in equity capital through a private placement of 550 thousand common shares at $7.75 per share to eleven accredited investors and directors of the Company and Bank. This offering was priced on March 25, 2008 and will close on March 27, 2008. $2.1 million of this offering or 269 thousand shares are subject to regulatory approval of a rebuttal of control filing and is expected to close in the June 2008 quarter. No investment banking fees were incurred in the transaction. The sale of the shares was completed in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

In commenting on the equity offering, Chairman and CEO, Craig J. Cerny, stated “The proceeds from this offering will be used to fund the banking franchise growth of the Company and to weather the volatility in the spreads and prices of its high credit quality mortgage securities portfolio in the current environment. As we have stated previously, we expect these spreads to normalize over the course of the next 12 to 18 months. We are committed to keeping Los Padres Bank well capitalized.”

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 16 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $184.4 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa F. Watkins, 805-688-6644